Exhibit 16.1

June 13, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

RE: Semitool, Inc: Commission File Number 0-25424

We have read the statements made by Semitool, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Semitool, Inc. dated June 12, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Enclosure —
  As Stated